Exhibit 99.1

ROYAL CARIBBEAN GROUP REPORTS SECOND QUARTER RESULTS, INCREASES FULL YEAR GUIDANCE, AND REINSTATES DIVIDEND

Strong demand and favorable timing of expenses drive second quarter above expectations
Trifecta goals achieved 18 months early
Adjusted EPS in 2024 is now expected to be $11.35 - $11.45
Declared a quarterly dividend of $0.40 per share

MIAMI – July 25, 2024 – Royal Caribbean Group (NYSE: RCL) today reported second quarter Earnings per Share ("EPS") of $3.11 and Adjusted EPS of $3.21. These results were better than the company's guidance due to stronger pricing on close-in demand and continued strength in onboard revenue, as well as favorable timing of expenses of approximately $0.15. As a result of continued strong demand for its vacation experiences, the company is increasing its full year 2024 Adjusted EPS guidance to $11.35 - $11.45, or 68% year over year growth. In addition, the company’s board of directors declared a quarterly dividend of $0.40 per share payable on October 11, 2024 to shareholders of record at the close of business on September 20, 2024.

“Our momentum continues! We met our financial targets 18 months earlier than expected, have our balance sheet in a strong position, reinstated our dividend, and ... we are just getting started,” said Jason Liberty, president and CEO, Royal Caribbean Group. "Exceptional demand for our vacation experiences has accelerated our performance by generating significant yield growth over the past several years,” added Liberty. “As we look forward, we remain intensely focused on driving strong shareholder returns by delivering a lifetime of vacations and taking a greater share of the rapidly growing $1.9 trillion global vacation market. This is underpinned by our formula for future success – disciplined growth and moderate yield growth while controlling our costs."

Key Highlights
Strong demand for the company's vacation experiences, including onboard spend, led to stronger revenue in the second quarter and a further improvement in yield and earnings expectations for the balance of the year.

Second Quarter 2024:
•For the 12 months ending June 30, 2024, the company achieved all three of its Trifecta goals: triple digit Adjusted EBITDA per APCD, ROIC in the teens, and double digit Adjusted EPS.
•Load factors in the second quarter were 108%.
•Gross Margin Yields were up 24.2% as-reported. Net Yields were up 13.3% in Constant-Currency (13.2% as-reported).
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 4.9% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 5.7% in Constant-Currency (5.5% as-reported).
•Total revenues were $4.1 billion, Net Income was $854 million or $3.11 per share, Adjusted Net Income was $882 million or $3.21 per share, Adjusted EBITDA was $1.6 billion, and Operating cash flow was $1.6 billion.

Full Year 2024 Outlook:
•Net Yields are expected to increase 10.4% to 10.9% in Constant-Currency and as-reported.
•NCC, excluding Fuel, per APCD is expected to increase approximately 6.0% in Constant-Currency and as-reported. The increase in costs, compared to prior guidance, is driven entirely by higher stock-based compensation due to the significant increase in share price.
•Adjusted EPS is expected to grow 68% year-over-year and be in the range of $11.35 to $11.45.

Second Quarter 2024 Results
Net Income for the second quarter of 2024 was $854 million or $3.11 per share compared to Net Income of $459 million or $1.70 per share for the same period in the prior year. Adjusted Net Income was $882 million or $3.21 per share for the second quarter of 2024 compared to Adjusted Net Income of $492 million or $1.82 per share for the same period in the prior year. The company also reported total revenues of $4.1 billion and Adjusted EBITDA of $1.6 billion.

Gross Margin Yields increased 24.2% as-reported, and Net Yields increased 13.3% in Constant Currency (13.2% as-reported), when compared to the second quarter of 2023. Load factor for the quarter was 108%, up three percentage points compared to the second quarter of 2023. Net Yield growth exceeded the company's guidance mainly due to higher pricing on new and like for like hardware and higher onboard revenue.

Gross Cruise Costs per APCD increased 4.9% as-reported, compared to the second quarter of 2023. NCC, excluding Fuel, per APCD increased 5.7% in Constant Currency (5.5% as-reported), when compared to the second quarter of 2023. Costs in the quarter were favorable $0.15 to prior guidance due to the timing of expenses.

Update on Bookings and Onboard Revenue
The demand and pricing environment remained very strong since the last earnings call. Booking volumes were higher than the corresponding period in 2023 and at record pricing levels. The company continues to be in a record booked position for 2024 sailings. Consumer spending onboard, as well as pre-cruise purchases, continue to significantly exceed 2023 levels driven by greater participation at higher prices.

The further increase in yield expectations for the year is the result of higher pricing and onboard revenue expectations across key products, with particular strength in European and Alaskan itineraries.

“We are thrilled with the ongoing excitement for our incredible vacation experiences, which has continued to result in better bookings than prior years,” said Jason Liberty, president and CEO, Royal Caribbean Group. “We have seen strength for all key products and are already taking more bookings for 2025 sailings than 2024.”

As of June 30, 2024, the Group’s customer deposit balance was at $6.2 billion.
Third Quarter 2024
Net Yields are expected to increase 6.5% to 7.0% in Constant Currency and as-reported. This expected growth in yield is driven by strong demand for European and Alaskan itineraries and continued strength in onboard revenue. The expected yield growth in the third quarter is on top of 16.7% growth in Net Yields Constant Currency in the third quarter of 2023 as compared to the same period in 2019.

NCC, excluding Fuel, per APCD, is expected to increase 4.7% to 5.2% in Constant Currency and as-reported compared to the third quarter of 2023.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be in the range of $4.90 to $5.00.

Fuel Expense
Bunker pricing, net of hedging, for the second quarter was $688 per metric ton and consumption was 410,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $293 million of fuel expense in its third quarter guidance at a forecasted consumption of 429,000 metric tons, which is 61% hedged via swaps. Forecasted consumption is 61%, 55%, and 34% hedged via swaps for 2024, 2025, and 2026, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $504, $493, and $486 for 2024, 2025, and 2026, respectively.

The company provided the following guidance for the third quarter and full year 2024:

FUEL STATISTICS	Third Quarter 2024	Full Year 2024
Fuel Consumption (metric tons)	429,000	1,712,000
Fuel Expenses	$293 million	$1,169 million
Percent Hedged (fwd. consumption)	61%	61%

GUIDANCE	As-Reported	Constant Currency
Third Quarter 2024
Net Yields vs. 2023	6.5% to 7.0%	6.5% to 7.0%
Net Cruise Costs per APCD vs. 2023	3.3% to 3.8%	3.3% to 3.8%
Net Cruise Costs per APCD ex. Fuel vs. 2023	4.7% to 5.2%	4.7% to 5.2%
Full Year 2024
Net Yields vs. 2023	10.4% to 10.9%	10.4% to 10.9%
Net Cruise Costs per APCD vs. 2023	Approximately 4.0%	Approximately 4.0%
Net Cruise Costs per APCD ex. Fuel vs. 2023	Approximately 6.0%	Approximately 6.0%

GUIDANCE	Third Quarter 2024	Full Year 2024
APCDs	13.4 million	50.7 million
Capacity change vs. 2023	11.3%	8.0%
Depreciation and amortization	$405 to $415 million	$1,600 to $1,610 million
Net Interest, excluding loss on extinguishment of debt	$275 to $285 million	$1,130 to $1,140 million
Adjusted EPS	$4.90 to $5.00	$11.35 to $11.45

SENSITIVITY	Third Quarter 2024	Full Year 2024
1% Change in Net Yields	$36 million	$120 million
1% Change in NCC excluding Fuel	$15 million	$60 million
	Third Quarter 2024	Remainder of Year 2024
1% Change in Currency	$6 million	$11 million
10% Change in Fuel prices	$15 million	$29 million
100 basis pt. Change in SOFR	$2 million	$6 million

Exchange rates used in guidance calculations
GBP	$1.29
AUD	$0.68
CAD	$0.73
EUR	$1.09

Liquidity and Financing Arrangements
As of June 30, 2024, the Group’s liquidity position was $3.8 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the quarter, the company repaid the remaining balance of its ship related debt amortization deferral obtained on its export credit facilities during 2020 and 2021, which removed the remaining restrictions on capital return. Also, during the quarter, the company increased its revolving credit facility capacity by $90 million.

"Our accelerated performance and commitment to strengthening the balance sheet have allowed us to reduce both leverage and cost of capital, consistent with our goal of achieving investment grade metrics, and we continue to expect our leverage to be below 3.5x by year end," said Naftali Holtz, chief financial officer, Royal Caribbean Group. "Our strong balance sheet allows us to expand capital allocation and reinstate a quarterly dividend, further supporting our goal of creating long-term shareholder value."

The company noted that as of June 30, 2024, the scheduled debt maturities for the remainder of 2024, 2025, 2026, and 2027 were $0.7 billion, $2.4 billion, $2.9 billion and $2.6 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2024 are expected to be approximately $3.5 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book. During the second quarter, the company took delivery of both Utopia of the Seas and Silver Ray utilizing existing committed financing arrangements. Non-new ship related capital expenditures are expected to be $0.7 billion.

Capacity changes for 2024 are expected to be 8.0% compared to 2023. Capacity changes for 2025, 2026, and 2027 are expected to be 5%, 7%, and 4%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics
Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other (income) expense; (ii) gain on sale of controlling interest; (iii) recovery of losses from one of our equity method investees; (iv) restructuring charges and other initiative expenses, and (v) impairment and credit losses (recoveries).

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt; (ii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition; (iii) gain on sale of controlling interest; (iv) tax on the sale of PortMiami noncontrolling interest; (v) Silver Whisper deferred tax liability release; (vi) restructuring charges and other initiative expenses; (vii) recovery of losses from one of our equity method investees; and (viii) impairment and credit losses (recoveries).

Available Passenger Cruise Days ("APCD") is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents of Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense (benefit). We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) the gain on sale of controlling interest; (ii) impairment and credit losses (recoveries); and (iii) restructuring and other initiative expenses.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Adjusted Operating Income is a non-GAAP measure that represents operating income including income from equity investments and income taxes but excluding certain items that we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC is also used as a key metric in our long-term incentive compensation program for our executive officers.

Trifecta refers to the multi-year Adjusted EBITDA per APCD, Adjusted EPS and ROIC goals we publicly announced in November 2022 and are seeking to achieve by the end of 2025. We designed this program to help us better execute and achieve our business goals by clearly articulating longer-term financial objectives. Under the Trifecta Program, we are targeting Adjusted EBITDA per APCD of at least $100, Adjusted EPS of at least $10, and ROIC of 13% or higher by the end of 2025.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.
For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is a vacation industry leader with a global fleet of 68 ships across its five brands traveling to approximately 1,000 destinations. With a mission to deliver the best vacations responsibly, Royal Caribbean Group serves millions of guests each year through its portfolio of best-in-class brands, including Royal Caribbean International, Celebrity Cruises, and Silversea; and expanding portfolio of land-based vacation experiences through Perfect Day at CocoCay and Royal Beach Club collection. The company also owns 50% of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. With a rich history of innovating, Royal Caribbean Group continually delivers exciting new products and guest experiences that help shape the future of leisure travel. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2024 and beyond; demand for our brands; our progress towards achievement of our Trifecta goals; future capital expenditures; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” "committed," “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; unavailability of ports of call;

growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; the uncertainties of conducting business globally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; vacation industry competition and increase in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, climate events and/or natural disasters on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Passenger ticket revenues	$2,887	$2,444	$5,429	$4,340
Onboard and other revenues	1,223	1,079	2,409	2,068
Total revenues	4,110	3,523	7,838	6,408
Cruise operating expenses:
Commissions, transportation and other	572	516	1,070	919
Onboard and other	244	220	437	379
Payroll and related	313	284	631	594
Food	225	203	446	402
Fuel	282	276	586	577
Other operating	516	456	1,039	876
Total cruise operating expenses	2,152	1,955	4,209	3,747
Marketing, selling and administrative expenses	466	435	1,001	896
Depreciation and amortization expenses	393	362	780	721
Operating Income	1,099	771	1,848	1,044
Other income (expense):
Interest income	4	10	9	24
Interest expense, net of interest capitalized	(298)	(355)	(721)	(714)
Equity investment income	56	42	97	62
Other expense	(3)	(5)	(11)	(1)
	(241)	(308)	(626)	(629)
Net Income	858	463	1,222	415
Less: Net Income attributable to noncontrolling interest	4	4	8	4
Net Income attributable to Royal Caribbean Cruises Ltd.	$854	$459	$1,214	$411
Earnings per Share:
Basic	$3.32	$1.79	$4.72	$1.61
Diluted	$3.11	$1.70	$4.46	$1.60
Weighted-Average Shares Outstanding:
Basic	257	256	257	256
Diluted	281	282	281	259

Comprehensive Income (Loss)
Net Income	$858	$463	$1,222	$415
Other comprehensive income (loss):
Foreign currency translation adjustments	6	(3)	10	(10)
Change in defined benefit plans	(12)	(3)	(3)	—
(Loss) gain on cash flow derivative hedges	(31)	5	13	(27)
Total other comprehensive (loss) income	(37)	(1)	20	(37)
Comprehensive Income	821	462	1,242	378
Less: Comprehensive Income attributable to noncontrolling interest	4	4	8	4
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$817	$458	$1,234	$374

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Passengers Carried	2,040,242	1,900,810	4,094,624	3,707,079
Passenger Cruise Days	13,230,448	12,297,290	26,380,157	23,772,032
APCD	12,233,196	11,708,837	24,519,026	22,942,326
Occupancy	108.2%	105.0%	107.6%	103.6%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$391	$497
Trade and other receivables, net of allowances of $8 and $7 at June 30, 2024 and December 31, 2023, respectively	412	405
Inventories	242	248
Prepaid expenses and other assets	790	617
Derivative financial instruments	51	25
Total current assets	1,886	1,792
Property and equipment, net	31,759	30,114
Operating lease right-of-use assets	589	611
Goodwill	809	809
Other assets, net of allowances of $42 and $43 at June 30, 2024 and December 31, 2023, respectively	1,931	1,805
Total assets	$36,974	$35,131
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,332	$1,720
Current portion of operating lease liabilities	64	65
Accounts payable	821	792
Accrued expenses and other liabilities	1,410	1,478
Derivative financial instruments	22	35
Customer deposits	6,245	5,311
Total current liabilities	9,894	9,401
Long-term debt	19,785	19,732
Long-term operating lease liabilities	591	613
Other long-term liabilities	522	486
Total liabilities	30,792	30,232

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 285,863,919 and 284,672,386 shares issued, June 30, 2024 and December 31, 2023, respectively)	3	3
Paid-in capital	7,536	7,474
Retained earnings (accumulated deficit)	1,204	(10)
Accumulated other comprehensive loss	(654)	(674)
Treasury stock (28,468,430 and 28,248,125 common shares at cost, June 30, 2024 and December 31, 2023, respectively)	(2,081)	(2,069)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	6,008	4,724
Noncontrolling Interests	174	175
Total shareholders’ equity	6,182	4,899
Total liabilities and shareholders’ equity	$36,974	$35,131

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2024	2023
Operating Activities
Net Income (Loss)	$1,222	$415
Adjustments:
Depreciation and amortization	780	721
Net deferred income tax expense (benefit)	5	(6)
Loss (Gain) on derivative instruments not designated as hedges	40	(12)
Share-based compensation expense	83	66
Equity investment income	(97)	(62)
Amortization of debt issuance costs, discounts and premiums	51	58
Loss on extinguishment of debt	133	44
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(16)	132
Decrease in inventories	6	8
Increase in prepaid expenses and other assets	(196)	(139)
Increase in accounts payable trade	18	30
Decrease in accrued expenses and other liabilities	(47)	(63)
Increase in customer deposits	934	1,508
Other, net	(15)	2
Net cash provided by operating activities	2,901	2,702
Investing Activities
Purchases of property and equipment	(2,382)	(1,048)
Cash received on settlement of derivative financial instruments	12	18
Cash paid on settlement of derivative financial instruments	(92)	(14)
Investments in and loans to unconsolidated affiliates	(20)	—
Cash received on loans from unconsolidated affiliates	9	11
Other, net	(21)	12
Net cash used in investing activities	(2,494)	(1,021)
Financing Activities
Debt proceeds	4,698	1,208
Debt issuance costs	(87)	(53)
Repayments of debt	(4,974)	(4,249)
Premium on repayment of debt	(104)	—
Proceeds from sale of noncontrolling interest	—	209
Other, net	(44)	(4)
Net cash used in financing activities	(511)	(2,889)
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Net decrease in cash and cash equivalents	(106)	(1,209)
Cash and cash equivalents at beginning of period	497	1,935
Cash and cash equivalents at end of period	$391	$726

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2024	2023
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$621	$560
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$34	$18

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margins by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD,Yields, and Adjusted Gross Margin per PCD. Reported Yields and per PCD amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended June 30,			Six Months Ended June 30,
	2024	2024 On a Constant Currency Basis	2023	2024	2024 On a Constant Currency Basis	2023
Total revenue	$4,110	$4,115	$3,523	$7,838	$7,838	$6,408
Less:
Cruise operating expenses	2,152	2,155	1,955	4,209	4,211	3,747
Depreciation and amortization expenses	393	393	362	780	780	721
Gross Margin	1,565	1,567	1,206	2,849	2,847	1,940
Add:
Payroll and related	313	313	284	631	631	594
Food	225	226	203	446	446	402
Fuel	282	282	276	586	586	577
Other operating	516	517	456	1,039	1,039	876
Depreciation and amortization expenses	393	393	362	780	780	721
Adjusted Gross Margin	$3,294	$3,298	$2,787	$6,331	$6,329	$5,110

APCD	12,233,196	12,233,196	11,708,837	24,519,026	24,519,026	22,942,326
Passenger Cruise Days	13,230,448	13,230,448	12,297,290	26,380,157	26,380,157	23,772,032
Gross Margin Yields	$127.94	$128.06	$103.04	$116.21	$116.14	$84.51
Net Yields	$269.38	$269.61	$238.00	$258.23	$258.20	$222.74
Adjusted Gross Margin per PCD	$249.08	$249.29	$226.61	$240.01	$239.98	$214.97

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD. Reported per APCD amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended June 30,			Six Months Ended June 30,
	2024	2024 On a Constant Currency Basis	2023	2024	2024 On a Constant Currency Basis	2023
Total cruise operating expenses	$2,152	$2,155	$1,955	$4,209	$4,211	$3,747
Marketing, selling and administrative expenses	466	467	435	1,001	1,002	896
Gross Cruise Costs	2,618	2,622	2,390	5,210	5,213	4,643
Less:
Commissions, transportation and other	572	572	516	1,070	1,070	919
Onboard and other	244	244	220	437	438	379
Net Cruise Costs Including Other Costs	1,802	1,806	1,654	3,703	3,705	3,345
Less:
Gain on sale of controlling interest (1)	—	—	—	—	—	(3)
Impairment and credit losses (recoveries) (2)	6	6	—	6	6	(7)
Restructuring charges and other initiative expenses	3	3	5	3	3	5
Net Cruise Costs	1,793	1,797	1,649	3,694	3,696	3,350
Less:
Fuel	282	282	276	586	586	577
Net Cruise Costs Excluding Fuel	$1,511	$1,515	$1,373	$3,108	$3,110	$2,773

APCD	12,233,196	12,233,196	11,708,837	24,519,026	24,519,026	22,942,326
Gross Cruise Costs per APCD	$214.06	$214.35	$204.10	$212.50	$212.58	$202.40
Net Cruise Costs per APCD	$146.70	$146.88	$140.76	$150.69	$150.73	$146.04
Net Cruise Costs Excluding Fuel per APCD	$123.65	$123.82	$117.19	$126.78	$126.82	$120.87
(1) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data. Reported per APCD and Margin amounts may vary from amounts calculated based on accompanying financial tables due to rounding.):

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Income attributable to Royal Caribbean Cruises Ltd.	$854	$459	$1,214	$411
Interest income	(4)	(10)	(9)	(24)
Interest expense, net of interest capitalized	298	355	721	714
Depreciation and amortization expenses	393	362	780	721
Income tax expense (benefit) (1)	17	8	23	(1)
EBITDA	1,558	1,174	2,729	1,821

Other (income) expense (2)	(14)	(3)	(12)	2
Gain on sale of controlling interest (3)	—	—	—	(3)
Recovery of losses from one of our equity method investees	—	(4)	—	(4)
Restructuring charges and other initiative expenses	3	5	3	5
Impairment and credit losses (recoveries) (4)	6	—	6	(7)
Adjusted EBITDA	$1,553	$1,172	$2,726	$1,814

Total revenues	$4,110	$3,523	$7,838	$6,408

APCD	12,233,196	11,708,837	24,519,026	22,942,326
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$69.85	$39.18	$49.53	$17.91
Adjusted EBITDA per APCD	$126.96	$100.16	$111.18	$79.09
Adjusted EBITDA Margin	37.8%	33.3%	34.8%	28.3%

(1) These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating (income) expense. The amount excludes income tax expense (benefit), included in the EBITDA calculation above.
(3) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings per Share were calculated as follows (in millions, except shares and per share data):

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Income attributable to Royal Caribbean Cruises Ltd.	$854	$459	$1,214	$411
Loss on extinguishment of debt	17	30	133	44
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (1)	2	2	3	3
Gain on sale of controlling interest (2)	—	—	—	(3)
PortMiami tax on sale of noncontrolling interest (3)	—	—	—	10
Silver Whisper deferred tax liability release (4)	—	—	—	(26)
Restructuring charges and other initiative expenses	3	5	3	5
Recovery of losses from one of our equity method investees	—	(4)	—	(4)
Impairment and credit losses (recoveries) (5)	6	—	6	(7)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$882	$492	$1,359	$433

Earnings per Share - Diluted (6)	$3.11	$1.70	$4.46	$1.60
Adjusted Earnings per Share - Diluted (6)	$3.21	$1.82	$4.97	$1.69

Weighted-Average Shares Outstanding - Diluted	281	282	281	259

(1) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(2) For 2023, represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(3) For 2023, represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other expense in our consolidated statements of comprehensive income (loss).
(4) For 2023, represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(5) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(6) Diluted EPS and Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $19 million and $38 million for the quarter and six months ended June 30, 2024, respectively, and $21 million and $4 million for the quarter and six months ended June 30, 2023, respectively.